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                                                                    Exhibit 3.8

                                  AMENDMENT TO
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                            VENTAS LP REALTY, L.L.C.


     Effective as of the 24th day of February, 2000, the Limited Liability

Company Agreement of Ventas LP Realty, L.L.C. is amended as follows:


     1. Section 6 of the LLC Agreement is hereby amended by deleting from paragraph (b) thereof the phrase "The Board of Managers shall have" and substituting therefor the phrase "Subject to Section 6(d) hereof, the Board of Managers shall have".

     2. Section 6 of the LLC Agreement is further amended by adding a new paragraph (d) at the end thereof as follows:

          "(d) Notwithstanding anything herein to the contrary, the Member shall have the full right, power and authority to act on behalf of the Company (whether the Company is acting in its own behalf or in its capacity as a direct or indirect member, partner or owner of any other company), such right, power and authority to include, without limitation, the power to execute and deliver, on behalf of the Company, all agreements, documents, certificates, or other papers of any kind whatsoever."

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby,

has duly executed this Amendment to Limited Liability Company Agreement as of the date first above written.


                                     Member:  VENTAS, INC.


                                          By:  /s/ T. Richard Riney
                                               ------------------------
                                               Name:    T. Richard Riney
                                               Title:   Secretary